THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

January 21, 2014

United States Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington D.C. 20549

Re: Sealand Natural Resources, Inc. Form 8-K

Dear Sirs/Madams:

I am the auditor for the above named Company. I have read the Form 8-K and I agree with the conclusion that the Company has made regarding the need to issue a non-reliance statement for the un-recorded transactions that occurred in their foreign bank account.

If I can be of any further assistance in this matter please do not hesitate to contact me.

Thomas J Harris, CPA